Exhibit 10.22
Restricted Stock Award Agreement

This Restricted Stock Award Agreement (this “Agreement”) is entered into between National Retail Properties, Inc., a Maryland corporation (the “Company”), and (“Participant”) pursuant to the Stock Award granted to Participant as of the date hereof (the “Date of Grant”), pursuant to the terms of and under the National Retail Properties, Inc. 2007 Performance Incentive Plan (the “Plan”). In consideration of the mutual promises and covenants made herein and the terms and conditions of the Plan, which is wholly incorporated herein by reference, the parties hereby agree as follows:

1.    Definitions. All terms defined within the Plan shall have the same meaning herein whether specifically defined herein or not. Additionally, the following definitions shall apply to this Agreement:

i.
Cause shall mean with respect to any individual: (i) the conviction of the individual of, or the entry of a plea of guilty or nolo contendere by the individual to, (A) any felony, or (B) any crime involving dishonesty or moral turpitude; (ii) fraud, misappropriation, embezzlement by the individual related to Participant’s duties to the Company; (iii) the individual’s unsatisfactory performance of his assigned duties for the Company, which continues after (A) the individual has received written notice of his unsatisfactory performance, and (B) the individual has had a reasonable opportunity to cure such unsatisfactory performance; or (iv) the breach by the individual of any material term of an agreement pursuant to which he provides services to the Company.

(a)
Non-Compete Agreement shall mean the non-compete agreement entered into with this Agreement or previously entered into by and between the Participant and the Company in connection with prior award agreements, which the Participant was required to enter into as a condition to receiving the grant of Restricted Stock described in Section 2 hereof or pursuant to the prior award agreement.

i.	Release shall mean the standard form of general release of claims used by the Company on the Participant’s Retirement Date (if the Participant Retires).

ii.	Restricted Stock shall mean the Restricted Stock Award (as defined in the Plan) that is the subject of this Agreement.

iii.
Retire or Retirement shall mean a voluntary termination of employment with the Company by action of the Participant that takes effect on the Participant’s Retirement Date unless it is determined by the Company that circumstances constituting Cause existed on or before the Retirement Date.

(b)
Retirement Date shall mean the date that is two hundred and seventy (270) days after Participant delivers Participant’s Retirement Notice; provided, however, in the Company’s sole discretion, the Company may accelerate the Retirement Date to any earlier date occurring after delivery of Participant’s Retirement Notice.

i.	Retirement Notice shall mean a written notice from the Participant to the Company that Participant intends to Retire as of a Retirement Date described in Section 1(f) above.

ii.
Retirement Vesting Criteria shall mean Participant has satisfied all of the following: (i) as of the Retirement Date (aa) Participant has been continuously employed by the Company for at least ___ (__) consecutive years of service, (bb) Participant has attained the age of ____, (cc) Participant has fully complied with and has not breached or violated the terms of the Non-Compete Agreement, and (dd) Participant has worked with the Company on transitioning all working accounts and business relationships of the Participant with customers or potential customers of the Company to other employees of the Company, (ii) Participant has executed the Release and such other documents that are customarily obtained by the Company upon separation of an employee from employment with the Company and (iii) the Release has not been revoked within the Revocation Period.

iii.	Revocation Period shall mean the Revocation Period as defined in the Release executed by the Participant upon Retirement.

iv.	Unvested Restricted Stock shall mean shares of Restricted Stock that are subject to forfeiture under the terms of this Agreement.

v.
Vesting Date shall mean the date on which all or a portion of the Restricted Stock is no longer subject to forfeiture under the terms of this Agreement, pursuant to subsection 3(a), 3(b) or 3(c) below.

vi.	Vested Restricted Stock shall mean shares of Restricted Stock that are no longer subject to forfeiture under the terms of this Agreement, except for forfeiture under Section 4 below.

2.    Award. As of the Date of Grant, the Company hereby awards and grants to Participant a Restricted Stock Award of ( ) shares of Common Stock of the Company (collectively, the “Restricted Stock”).

3.	Vesting.

(a)
Subject to subsections 3(b) and 3(c), as of each of the following Vesting Dates, Restricted Stock shall become Vested Restricted Stock in such amounts and as of such Vesting Dates as are set forth below, provided that the Participant is continuously employed by the Company from the Date of Grant through the Vesting Date: (i) Twenty percent (20%) as of January 1, 20__; (ii) Twenty percent (20%) as of January 1, 20__; (iii) Twenty percent (20%) as of January 1, 20__; (iv) Twenty percent (20%) as of January 1, 20__; and (v) Twenty percent (20%) as of January 1, 20__.

(b)
In the event that Participant’s employment is terminated as a result of death or Disability or is terminated by the Company without Cause, Participant shall vest in any portion of the Restricted Stock that remains unvested as of the day before the termination of employment. In the event the Company is merged into or consolidated with another Company under circumstances where the Company is not the surviving company, or if the Company is liquidated, or sells or otherwise disposes of substantially all of its assets to another company, then Participant shall vest in any portion of the Restricted Stock that remains unvested as of the effective date of any such merger, consolidation, liquidation or sale, unless provisions are made in connection with such transaction for the continuance of the Plan and/or the assumption or substitution of this Restricted Stock Award, with appropriate adjustments as to the number and kind of shares.

(c)
In the event that Participant (i) Retires and (ii) meets the Retirement Vesting Criteria , Participant shall vest in any portion of the Restricted Stock that remains unvested as of the Retirement Date on the expiration of the Revocation Period. [*** Note: delete retirement language from award agreements where the employee will not achieve the retirement age during the term of the award agreement ***]

(d)
In the event Participant incurs a termination of employment other than as described in subsection 3(b) or in subsection 3(c) above, all Unvested Restricted Stock shall immediately and without any notice or other action required by any person be forfeited and cancelled, and Participant shall have no rights or interests with respect to such Unvested Restricted Stock.

(e)
Except as is provided in Section 9 of the Plan, any adjustment to an award of Restricted Stock pursuant to Section 9 of the Plan shall not change the ratio of Unvested Restricted Stock to Vested Restricted Stock.

4.Clawback. Notwithstanding anything to the contrary herein or in the Plan, in the event of (i) Participant’s breach of the Non-Compete Agreement or a similar restrictive covenant agreement with the Company, or (ii) Participant’s breach of the terms of the Release described in subsection 1(c) above (or the Participant’s revocation of the Release during the applicable revocation period, if any), then all of the Participant’s Vested Restricted Stock held by the Participant that vested upon Retirement pursuant to subsection 3(c) above shall immediately be forfeited and cancelled and the Participant shall have no further rights or interests with respect to such Vested Restricted Stock, and to the extent that Participant has disposed of any shares of such Vested Restricted Stock, the Company shall have the right to require Participant to pay to the Company an amount equal to the proceeds received by Participant in consideration for the disposition of such shares. Nothing in this Section shall apply to or cause the forfeiture of any Restricted Stock that became Vested Restricted Stock pursuant to subsection 3(a) above prior to the date of Retirement.

5.Shareholder Rights and Restrictions on Transfer. The Participant shall have all rights of a stockholder with respect to each share of Unvested Restricted Stock, including the right to receive dividends and vote the share; provided, however, that (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares of Unvested Restricted Stock, (ii) the Company shall retain custody of the certificates evidencing shares of Unvested Restricted Stock, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to shares of Unvested Restricted Stock. The limitations set forth in the preceding sentence shall not apply to shares of Unvested Restricted Stock once such shares become Vested Restricted Stock. If any transfer or other disposition of shares of Unvested Restricted Stock is made or attempted, such transfer shall be null and void and of no force and effect, and in addition to any other legal or equitable remedies which it may have, the Company may enforce its rights by action for specific performance (to the extent permitted by law) and the Company shall refuse to recognize any transferee as one of its shareholders for any purpose, including without limitation for purposes of dividend and voting rights. This Agreement shall be binding upon the Participant and his heirs, representatives, successors and assigns.

6.Representations of the Participant and Share Registration. The Company may require that the Participant execute and deliver to the Company a written statement, in form satisfactory to the Company, in which the Participant represents and warrants that the shares of Restricted Stock are being acquired for such person's own account, for investment only and not with a view to the resale or distribution thereof. The Participant shall, at the request of the Company, be required to represent and warrant in writing that any subsequent resale or distribution of shares of Restricted Stock by the Participant shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the shares of Restricted Stock being sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer of sale or sale of such shares of Restricted Stock, obtain a prior favorable written opinion of counsel, in form and substance satisfactory to counsel for the Company, as to the application of such exemption thereto. The Company may delay issuance or delivery of shares of Restricted Stock if it determines that listing, registration or qualification of the shares or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the sale or purchase of the shares, until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.

7.Stock Legends. In addition to such other legends that the Company determines are necessary and appropriate pursuant to the Plan, each certificate of Common Stock issued pursuant to this Agreement shall bear on its face the following legend:

The shares represented by this certificate are subject to restrictions on transfer, a copy of the terms of which will be furnished by the Company to the holder of this certificate upon written request and without charge.

8.Cash Withholding Bonus. As of each Vesting Date, the Company shall pay the Participant an amount in cash equal to 25% of the fair market value of the portion of the Restricted Stock that becomes Vested Restricted Stock on the Vesting Dates.  In addition to withholding such amounts as required to be withheld against such cash payment, the Company shall apply the amount of the cash payment due under this paragraph towards satisfaction of the Participant’s obligation under Sections 10 and 11 of the Plan to make satisfactory arrangements with the Company to pay any withholding and/or tax liabilities that accrue on account of the Restricted Stock

9.Dividends on Unvested Shares. In accordance with Internal Revenue Service (“IRS”) rules and regulations, the dividends paid on the Participant’s Unvested Restricted Stock shall be classified as wages and included in the Participant’s Form W-2 in each of the respective years. In addition, twenty-five percent (25%) of each dividend on the Unvested Restricted Stock payable to the Participant will be remitted to the Company from the Company’s transfer agent. These monies will be remitted to the IRS on behalf of a Participant for various payroll taxes resulting from this portion of the dividend. The amount of the dividend paid on the Participant’s Vested Restricted Stock shall be reported as dividend income on Form 1099-DIV, which is prepared by and delivered to the Participant directly from the transfer agent. The total amount reported as wages on the Participant’s W-2 plus the amount reported as dividend income on the Participant’s 1099-DIV shall equal the total dividends paid to the Participant during the respective year.

10.Right to Continued Services. Nothing herein shall confer upon Participant any right to continued employment by the Company or any subsidiaries or affiliates or to continued service as a Director or limit in any way the right of the Company or any subsidiary or affiliate at any time to terminate or alter the terms of that employment or services as a Director.

11.Cooperation. The Participant agrees to execute such additional agreements as the Company may reasonably require to effectuate the terms of this Agreement.

12.Acceptance of Agreement. The shares of the Restricted Stock are granted subject to all of the applicable terms and provisions of the Plan and this Agreement. The terms and provisions of the Plan are incorporated by reference herein. Participant accepts and agrees to be bound by all the terms and conditions hereof.

Executed as of the __________ day of ___________, 20___.

National Retail Properties, Inc.

By:_________________________________________
Craig Macnab
Chief Executive Officer

Participant:___________________________________